Exhibit 10.1

BCB COMMUNITY BANK

EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

1. Establishment of Plan. BCB Community Bank (the “Company”) adopted and established an unfunded deferred compensation plan for a select group of key management or highly compensated employees and directors of the Company and its Affiliates known as the BCB Community Bank Executive and Director Deferred Compensation Plan (the “Plan”) originally effective October 1, 2005. The Plan is hereby amended and restated in its entirety as set forth herein effective January 1, 2023 (the “Effective Date”). BCB Bancorp, Inc. is a party to this Plan for the sole purposes of guaranteeing the Company’s performance hereunder.

2. Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees and directors (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company and its Affiliates who contribute significantly to the future business success of the Company with supplemental retirement income benefits through the deferral of Base Salary and Bonus Compensation and through additional discretionary Company contributions.

3. Definitions.

“Acceleration Events” is defined in Section 11.1 hereof.

“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan and includes any or all of the following: (a) an Elective Deferral Account; (b) a Matching Contribution Account; and (c) a Discretionary Contribution Account.

“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.

“Base Salary” means the annual rate of base pay paid by the Company or an Affiliate to or for the benefit of the Participant for services rendered.

“Beneficiary” means any person or entity, designated in accordance with Section 15.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Board Fees” shall mean the annual and periodic fees paid to the Participant for services rendered on the Board or any Board committee of the Company or the Bank.

“Bonus Compensation” means any cash compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan maintained by the Company or an Affiliate.

“Change in Control” means the occurrence of any of the following:

(a) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b) one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power;

(c) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d) one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

“Claimant” has the meaning set forth in Section 17.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means the Compensation Committee of the Board or, if no such committee exists, the Board.

“Common Stock” means the common stock of BCB Bancorp, Inc., no par value per share.

“Company” means BCB Community Bank, a New Jersey commercial bank, or any successor thereto.

“Deferral Election” means an election by a Participant to defer Base Salary and/or Bonus Compensation or Board Fees. Deferral Elections shall remain in effect for subsequent Plan Years unless a new Deferral Election is timely filed with the Committee.

“Determination Date” means the last Valuation Date of the month preceding the payment date.

“Director” means a member of the Board or a member of the board of directors of an Affiliate.

“Disabled or Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Affiliates; or (c) determined to be totally disabled by the Social Security Administration.

“Discretionary Contribution” means the amount the Company contributes to the Plan on behalf of a Participant, pursuant to Section 6.2.

“Discretionary Contribution Account” means a separate account maintained for each Participant to record the Discretionary Contributions made to the Plan pursuant to Section 6.2, plus all earnings and losses allocable thereto.

“Distribution Date” means a date specified by a Participant in their Election Notice for the payment of all or a portion of such Participant’s Account.

“Effective Date” means January 1, 2023.

“Election Notice” means the notice or notices established from time to time by the Committee for making Deferral Elections under the Plan. The Election Notice includes the amount or percentage of Base Salary and/or Bonus Compensation or Board Fees to be deferred (subject to any minimum or maximum amounts set forth herein); the Distribution Date(s); the form of payment (lump sum or installments); and the selected Investment Options. Each Election Notice shall become irrevocable as of the last day of the Election Period.

“Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:

(a) General Rule. Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.

(b) Performance-Based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall end no later than six months before the end of the Plan Year during which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).

(c) Newly Eligible Individuals. The Election Period for newly Eligible Individuals shall end no later than thirty (30) days after the Employee or Director first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the date of the Deferral Election.

“Elective Deferrals” means Base Salary deferrals and Bonus Compensation deferrals and Board Fee deferrals.

“Elective Deferral Account” means a separate account maintained for each Participant to record the Elective Deferrals made to the Plan pursuant to Section 5 and all earnings and losses allocable thereto.

“Eligible Individual” means an Employee or Director who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees.

“Employee” means an employee of the Company.

“Entry Date” means, with respect to an Eligible Individual, the first day of the pay period commencing on or following the effective date of such Eligible Individual’s participation in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fair Market Value” on any date shall mean the closing price of a share of Common Stock on such date as reported in the principal consolidated transaction reporting system on which the Common Stock is principally traded.

“FICA Amount” has the meaning set forth in Section 11.1(c).

“Investment Option” means an investment fund, index or vehicle selected by the Committee and made available to Participants for the deemed investment of their Accounts, including, but not limited to the Stock Unit Investment Account.

“Matching Contribution” means the amount the Company contributes to the Plan on behalf of any Participant pursuant to Section 6.1.

“Matching Contribution Account” means a separate account maintained for each Participant to record the Matching Contributions made to the Plan pursuant to Section 6.1, plus all earnings and losses allocable thereto.

“Participant” means an Eligible Individual who elects to participate in the Plan by filing an Election Notice in accordance with Section 5.1 and any former Eligible Individual who continues to be entitled to a benefit under the Plan.

“Payment Event” has the meaning set forth in Section 9.1.

“Plan” means this BCB Community Bank Executive and Director Deferred Compensation Plan, as amended from time to time.

“Plan Year” means the twelve consecutive month period which begins on January 1 and ends on the following December 31.

“Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h) including the default presumptions thereunder.

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

“Specified Employee Payment Date” has the meaning set forth in Section 9.5.

“State, Local and Foreign Tax Amount” has the meaning set forth in Section 11.1(f).

“Stock Unit Investment Account” means that portion of the Account governed by Section 7.3(b) hereof.

“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

“Valuation Date” means each business day of the Plan Year.

“Year of Service” means each twelve (12) consecutive month period of a Participant’s continuous employment or service with the Company or an Affiliate.

4. Eligibility; Participation.

4.1. Requirements for Participation. Before the beginning of each Plan Year, the Committee shall select those Employees and Directors who shall be Eligible Individuals for such Plan Year. Any Eligible Individual may participate in the Plan commencing as of the Entry Date occurring on or after the date on which he or she becomes an Eligible Individual.

4.2. Election to Participate; Benefits of Participation. An Eligible Individual may become a Participant in the Plan by making a Deferral Election in accordance with Section 5. An Eligible Individual who elects to participate in the Plan by making a Deferral Election is eligible to receive Matching Contributions and Discretionary Contributions in accordance with Section 6.

4.3. Cessation of Participation. If a Participant ceases to be an Eligible Individual for a Plan Year, then the Participant’s Deferral Elections shall no longer be effective and the Participant shall not receive any further Matching Contributions or Discretionary Contributions. However, such Participant’s Account shall continue to be credited with earnings and losses until the applicable Determination Date.

5. Election Procedures.

5.1. Deferral Election. An Eligible Individual may elect to defer Base Salary and/or Bonus Compensation by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:

(a) The amount or percentage of Base Salary and/or Bonus Compensation or Board Fees to be deferred (subject to any minimum and maximum amounts set forth herein);

(b) The Distribution Date for the Participant’s Account (subject to the provisions of the Plan);

(c) The form of payment for the Participant’s Account (lump sum or annual installments); and

(d) The percentage or amount of the Participant’s Account to be allocated to each Investment Option available under the Plan, including, if applicable, an irrevocable election to have amounts allocated to the Stock Unit Investment Account.

5.2. Base Salary Deferrals. A Participant may elect to defer receipt of up to 85% of the Participant’s Base Salary for any Plan Year by making a Deferral Election in accordance with this Section 5. Base Salary deferrals shall be credited to a Participant’s Elective Deferral Account as of the date the Base Salary otherwise would have been paid.

5.3. Bonus Compensation Deferrals. A Participant may elect to defer receipt of up to 85% of the Participant’s Bonus Compensation for any Plan Year by making a Deferral Election in accordance with this Section 5. Bonus Deferrals shall be credited to the Participant’s Elective Deferral Account as of the date the deferred Bonus Compensation otherwise would have been paid.

6. Company Contributions.

6.1. Matching Contributions. Each Plan Year the Company may, but need not, make a Matching Contribution to the Plan on behalf of any Participant. The Matching Contribution may be expressed as a percentage of the Participant’s Base Salary deferral or Bonus Compensation deferral or Board fee deferral, as determined by the Company in its sole discretion. Any Matching Contribution shall be credited to the Participant’s Matching Contribution Account as soon as practicable following the last day of the Plan Year to which the Matching Contribution relates and in no event later than the March 15 immediately following the Plan Year. The Company is under no obligation to make a Matching Contribution for a Plan Year. Matching Contributions need not be uniform among Participants.

6.2. Discretionary Contributions. Each Plan Year the Company may, but need not, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Company shall determine in its sole discretion. Any Discretionary Contribution shall be credited to the Participant’s Discretionary Contribution Account as soon as practicable following the last day of the Plan Year to which the Discretionary Contribution relates and no later than the March 15 immediately following the Plan Year. The Company is under no obligation to make a Discretionary Contribution for a Plan Year. Discretionary Contributions need not be uniform among Participants.

7. Accounts and Investment Options.

7.1. Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

7.2. Investment Options. The Committee shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan, which may (but is not required to) include the Stock Unit Investment Account. The Committee may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant must select the Investment Options for their Account in the Participant’s Election Notice and may make changes to their selections in accordance with procedures established by the Committee, provided, however, that an election to have amounts allocated to the Stock Unit Investment Account is irrevocable.

7.3. Investment Earnings.

(a) Other than with respect to amounts allocated to the Stock Unit Investment Account, each Account shall be adjusted for earnings or losses based on the performance of the Investment Options selected. Earnings and losses shall be computed on each Valuation Date. The amount paid to a Participant on the payment date shall be determined as of the applicable Determination Date.

(b) For amounts credited to the Stock Unit Investment Account, such amounts shall be deemed invested in a number of notional shares of Common Stock (the “Units”) equal to the quotient of (A) such amounts divided by (B) the Fair Market Value on either the date the amounts then being allocated to the Stock Unit Investment Account would otherwise have been paid or such other date, not later than ninety (90) days thereafter, as may be specified for deemed investment by the Company (this provision permitting the Company to establish a quarterly investment date, for convenient and economical administration of the Plan). Fractional Units shall be credited, but shall be rounded to the nearest hundredth percentile, with amounts equal to or greater than .005 rounded up and amounts less than .005 rounded down. Whenever a dividend other than a dividend payable in the form of shares is declared with respect to the shares, the number of Units in the Participant’s Stock Unit Investment Account shall be increased by the number of Units determined by dividing (A) the product of (I) the number of Units in the Participant’s Stock Unit Investment Account on the related dividend record date and (II) the amount of any cash dividend declared by BCB Bancorp, Inc. on a share of Common Stock (or, in the case of any dividend distributable in property other than Common Stock, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (B) the Fair Market Value on the related dividend payment date. In the case of any dividend declared on Common Stock which is payable in shares of Common Stock, the Participant’s Stock Unit Investment Account shall be increased by the number of Units equal to the product of (A) the number of Units credited to the Participant’s Stock Unit Investment Account on the related dividend record date and (B) the number of shares (including any fraction thereof) distributable as a dividend on a share. In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting such shares, other than a dividend of cash, stock or property as provided above, the Committee shall make an appropriate adjustment in the number of Units credited to the Participant’s Stock Unit Investment Account.

7.4. Nature of Accounts. Accounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.

7.5. Statements. Each Participant shall be provided with statements setting out the amounts in their Account which shall be delivered at such intervals determined by the Committee.

8. Vesting.

8.1. Vesting of Base Salary Deferrals and Bonus Compensation Deferrals. Participants shall be fully vested at all times in their Base Salary deferrals and Bonus Compensation deferrals and any earnings thereon.

8.2. Vesting of Matching Contributions and Discretionary Contributions. Participants shall be vested in their Matching Contributions and their Discretionary Contributions and any earnings thereon in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%

Notwithstanding the vesting schedule set out above, the Committee may, in its discretion, establish a different vesting schedule that will apply to Matching Contributions and Discretionary Contributions made to the Plan on behalf of any Participant for any Plan Year.

8.3. Vesting of Accounts Upon a Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, all Accounts shall immediately become 100% vested.

8.4. Termination for Willful, Deliberate or Gross Misconduct. In the event that the Company causes a Participant to Separate from Service by reason of (i) willful, deliberate, or gross misconduct as determined by the Board or a duly constituted committee thereof; or (ii) if following the Participant’s Separation from Service and, within a period of three years thereafter, the Participant engages in any business or enters into any employment which the Board or a duly constituted committee thereof determines to be either directly or indirectly competitive with the business of the Company or substantially injurious to the Company’s financial interest (the occurrence of an event described in (i) or (ii) shall be referred to as “Injurious Conduct”), all amounts attributable to the Matching Contribution Account or Discretionary Contribution Account shall be forfeited. Further, the Board or a duly constituted committee thereof, in its discretion, may require the Participant who has engaged in Injurious Conduct to return any amounts attributable to the Matching Contribution Account or Discretionary Contribution Account previously received by the Participant, provided the right to require repayment under this Section 8.4 must be exercised within ninety (90) days after the Board (or committee, as the case may be) first learns of the Injurious Conduct, but in no event later than twenty-four (24) months after the Participant’s Separation from Service. A Participant may request the Board or a duly constituted committee thereof, in writing, to determine whether any proposed business or employment activity would constitute Injurious Conduct. Such a request shall fully describe the proposed activity and the Board’s (or the committee’s, as the case may be) determination shall be limited to the specific activity so described.

9. Payment of Participant Accounts.

9.1. In General. Payment of a Participant’s vested Account shall be made (or commence, in the case of installments) on the earliest to occur of the following events (each a “Payment Event”):

(a) The Distribution Date specified in the Participant’s Deferral Election; provided that, the Participant must select from among the available Distribution Date(s) designated by the Committee and set forth in the Election Notice;

(b) The Participant’s Separation from Service;

(c) The Participant’s death;

(d) The Participant’s Disability; and

(e) The occurrence of a Change in Control.

9.2. Timing of Valuation. The value of a Participant’s Account on the payment date shall be determined as of the applicable Determination Date.

9.3. Forfeiture of Unvested Account Balances. Unless otherwise determined by the Committee, and subject to Section 8.3, a Participant’s unvested Account balance shall be forfeited upon the occurrence of a Payment Event.

9.4. Timing of Payments. Except as otherwise provided in this Section 9, payments shall be made or commence within 90 days following a Payment Event.

9.5. Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of their Separation from Service, then no distribution of such Participant’s Account shall be made upon the Participant’s Separation from Service until the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death) (the “Specified Employee Payment Date”). Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Payment date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

9.6. Form of Payment. Each Participant shall specify in their Election Notice the form of payment (lump sum or installments) for amounts in their Account that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules selected by the Committee and set forth in the Election Notice. In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum.

9.7. Medium of Payment.

(a) Any payment from a Participant’s Account other than with respect to amounts credited to the Stock Unit Investment Account shall be made in cash.

(b) Any payment from a Participant’s Account with respect to amounts credited to the Stock Unit Investment Account shall be made in shares of Common Stock.

10. Payments Due to Unforeseeable Emergency.

10.1. Request for Payment. If a Participant suffers an Unforeseeable Emergency, they may submit a written request to the Committee for payment of their vested Account.

10.2. No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 10 to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under the Plan.

10.3. Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.

10.4. Timing of Payment. Payments shall be made from a Participant’s Account as soon as practicable and in any event within 30 days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.

10.5. Cessation of Deferrals. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more Elective Deferrals for the remainder of the Plan Year.

11. Acceleration Events.

11.1. Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 11. The Committee’s determination of whether payment may be accelerated in accordance with this Section 11 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

(a) Domestic Relations Orders. The Committee may accelerate payment of a Participant’s vested Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Limited Cashouts. The Committee may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.

(c) Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 11.1(c) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(d) Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(e) Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant’s vested Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(f) Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Account for:

(i) the payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii) the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(g) Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h) Bona Fide Disputes as to Right to Payment. The Committee may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(i) Ethics or Conflicts of Interest. The Committee may accelerate payment of all or a portion of a Participant’s vested Account to comply with bona fide foreign ethics or conflicts of interest law.

(j) Federal Debt Collection Laws. The Committee may accelerate payment of all of a portion of a Participant’s vested Account to comply with federal debt collection laws.

12. Payments to Beneficiaries. Notwithstanding any other provision of the Plan, the Committee may accelerate the payment of all or a portion of a Participant’s vested Account in connection with the death, Disability or Unforeseeable Emergency of a Beneficiary who has become entitled to payment of a Participant’s Account under the Plan pursuant to Section 16.7 hereof. Payments made pursuant to this Section 12shall be subject to the same terms and conditions as payments made to Participants pursuant to Section 9 hereof.

13. Plan Administration.

13.1. Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:

(a) construe and interpret the Plan and apply its provisions;

(b) promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) determine minimum or maximum amounts that Participants may elect to defer under the Plan;

(e) select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;

(f) determine whether any Matching Contributions will be made to the Plan with respect to any Plan Year and the amount of any such contributions;

(g) determine whether any Discretionary Contributions will be made to the Plan on behalf of any Participants with respect to any Plan Year and the amount of any such contributions;

(h) select, subject to the limitations set forth in the Plan, those Employees or Directors who shall be Eligible Individuals;

(i) evaluate whether a Participant who has requested payment from their Account on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need;

(j) calculate deemed investment earnings and losses;

(k) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan; and

(l) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

13.2. Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; (b) the amount, terms or conditions of any Matching Contribution or Discretionary Contribution; or (c) the availability of Investment Options.

13.3. Committee Decisions Final. Subject to Section 17, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

13.4. Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from their own willful malfeasance, gross negligence or reckless disregard of their duties.

14. Amendment and Termination.

14.1. The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in their Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

15. Miscellaneous.

15.1. No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

15.2. Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

15.3. Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of New Jersey, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

15.4. Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

15.5. General Assets/Rabbi Trust. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may, but need not, establish a rabbi trust to assist it in funding any Plan obligations. The Plan is intended to be “unfunded” for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.

15.6. No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of their Account.

15.7. Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

15.8. No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 15.7).

15.9. Expenses. The costs of administering the Plan shall be paid by the Company.

15.10. Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

15.11. Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

16. Claims Procedures (For Claims For Benefits Other Than Disability-Related Benefits).

16.1. Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

16.2. Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

16.3. Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reason(s) for the denial;

(b) Specific reference to the pertinent Plan provisions on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect their claim and an explanation of why such material or information is necessary;

(d) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(e) If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

16.4. Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

16.5. Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reason(s) for the denial;

(b) Specific references to the pertinent Plan provisions on which such denial is based;

(c) A statement that the Claimant may receive on request all relevant records at no charge;

(d) A description of the Plan’s voluntary procedures and deadlines, if any;

(e) A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(f) If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

16.6. Claims Procedures Mandatory. The internal claims procedures set forth in this Section 17 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 17, the denial of the Claim shall become final and binding on all persons for all purposes.

17. Claims Procedures for Disability-Related Benefits.

17.1. Filing a Claim. Any Claimant may file a claim in writing with the Committee for disability-related benefits. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

17.2. Claim Decision. The Claimant shall be notified within forty-five (45) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to two additional thirty (30) day periods to make a decision. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial forty-five (45) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

17.3. Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reason(s) for the denial;

(b) Specific reference to the pertinent Plan provisions on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect their claim and an explanation of why such material or information is necessary;

(d) A discussion of the decision that includes the basis for disagreeing with or not following:

(i) the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(ii) the views of medical or vocational experts whose advice was obtained on the Plan’s behalf, regardless of whether the advice was relied on in making the benefit denial; and

(iii) a disability determination made by the Social Security Administration (SSA), if presented to the Plan.

(e) If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

(i) an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the Claimant’s medical circumstances; or

(ii) a statement that this explanation will be provided free of charge upon request.

(f) Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist.

(g) Notice that the Claimant are entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

(h) A description of the Plan’s appeal procedures and deadlines applicable to these procedures, including a statement of the Claimant’s right to sue under ERISA Section 502(a) following a denial on appeal.

Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process.

17.4. Filing an Appeal. A request for appeal of a denied claim must be made in writing to the Committee within 180 days after receiving notice of denial. The decision on appeal will be made within forty-five (45) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case the Committee may have an additional forty-five (45) day period to make a decision. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

On appeal, the review will consider all submitted information, regardless of whether the information was submitted or consulted in the initial decision. The review will not provide deference to the initial decision. The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person.

For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the Plan’s named fiduciary will consult with a health care professional who:

(a) Has appropriate training and experience in the area of medicine involved.

(b) Was not consulted during the initial denial.

(c) Is not a subordinate of the person who made the initial denial.

The Plan will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert’s advice was relied on in making the determination.

Before a benefit denial is issued on appeal, the Claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or other person) regarding the claim. The Claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.

Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the Claimant will be provided, free of charge, with the rationale. The Claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.

17.5. Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reason or reasons why the appeal is denied.

(b) A reference to the specific Plan provisions on which the denial is based.

(c) A discussion of the decision that includes the basis for disagreeing with or not following:

(i) the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(ii) the views of medical or vocational experts whose advice was obtained on the Plan’s behalf in connection with the Claimant’s benefit denial, regardless of whether the advice was relied on in making the benefit denial; and

(iii) a disability determination made by the SSA regarding the Claimant, if presented to the Plan.

(d) If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

(i) an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the claimant’s medical circumstances; or

(ii) a statement that this explanation will be provided free of charge upon request.

(e) Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the plan do not exist.

(f) A statement of the Claimant’s right to sue under ERISA Section 502(a), including a description of any contractual limitations period relevant to the right to sue, with the calendar date on which the contractual limitations period expires for the claim.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, BCB Community Bank and BCB Bancorp, Inc. have caused this Plan to be executed as of the Effective Date written above.

BCB COMMUNITY BANK

By:	/s/ Thomas M. Coughlin

Name:	Thomas M. Coughlin

Title:	President and CEO

BCB BANCORP, INC.

By:	/s/ Thomas M. Coughlin

Name:	Thomas M. Coughlin

Title:	President and CEO